Exhibit 99.2

Savient Pharmaceuticals, Inc.	SVNT	Q4 2012 Earnings Call	Mar. 19, 2013
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PARTICIPANTS

Corporate Participants

Philip K. Yachmetz – Senior Vice President and General Counsel, Savient Pharmaceuticals, Inc.

Louis Ferrari – President, Chief Executive Officer & Director, Savient Pharmaceuticals, Inc.

John P. Hamill – Chief Financial Officer & Senior Vice President, Savient Pharmaceuticals, Inc.

Kenneth M. Bahrt – Chief Medical Officer & Senior Vice President, Savient Pharmaceuticals, Inc.

Other Participants

Eric T. Schmidt – Analyst, Cowen & Co. LLC

Y. Katherine Xu – Analyst, William Blair & Co. LLC

Matthew J. Lowe – Analyst, JPMorgan Securities LLC

Steve Byrne – Analyst, Bank of America Merrill Lynch

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Savient Pharmaceuticals Fourth Quarter and Year-End 2012 Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. As a reminder, this conference will be recorded.

I would like to introduce your host for today, Philip Yachmetz, Senior Vice President and General Counsel. Please go ahead.

Philip K. Yachmetz, Senior Vice President and General Counsel

Thank you, operator, and good morning, everyone. Welcome to the Savient Pharmaceuticals Fourth Quarter and Year-End 2012 Financial Results Conference Call. We’re having a bit of technical difficulty here in Bridgewater, New Jersey and actually are on a cell phone, so hopefully, you’ll be able to hear us, but if we have any technical glitches, please hold on and we’ll continue to call as soon as possible. This morning, we issued a press release providing financial results and highlights for the fourth quarter and full year ended December 31, 2012. The press release is available on our website at www.savient.com.

Before today’s call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular, and these statements regarding the safety and efficacy of KRYSTEXXA, the potential to expand the clinical utility of KRYSTEXXA, status of our KRYSTEXXA marketing efforts in the U.S. and additional plans related thereto both in the U.S. and EU.

Market demand and reimbursement for KRYSTEXXA; our view of the market size in the U.S. and EU. Our market expansion plans outside of the U.S. and EU. And our co-promotion arrangement for Kineret, are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate.

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Savient Pharmaceuticals, Inc.	SVNT	Q4 2012 Earnings Call	Mar. 19, 2013
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Important factors that may affect our ability to achieve these matters are addressed in the forward-looking statements include, but are not limited to, our ability to co-promote Kineret and continue our commercialization of KRYSTEXXA. Our ability to retain personnel, competition from existing therapies and therapies that are currently under development whether we are able to obtain financing if needed, economic, political, and other risks associated with foreign operations. Risks of maintaining protection for intellectual property. Risks of an adverse determination intellectual property litigation, and risks associated with stringent government regulation of the biopharmaceutical industry, and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information.

We may not actually receive – achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this conference call. Our forward-looking statements do not reflect potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make. We encourage you to review our press release dated March 19, 2013 and our company’s filings with the Securities and Exchange Commission, including without limitation our form 10-K, which we expect to file later this week.

Each of these contain important factors that may cause actual results or events to differ materially from those described in our forward-looking statements. Furthermore, the content of this conference call contains time-sensitive information, and we undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date and time of this live broadcast, March 19, 2013.

Joining me on the call this morning with prepared remarks are Lou Ferrari, our President and Chief Executive Officer; John Hamill, Senior Vice President and Chief Financial Officer; and Dr. Ken Bahrt, Senior Vice President and Chief Medical Officer.

With that, I’d like to turn the call over to Lou.

Louis Ferrari, President, Chief Executive Officer & Director

Thank you, Philip. Good morning and thank you for joining us for this morning’s call. The fourth quarter represents the eighth consecutive quarter of net sales growth for KRYSTEXXA, as Savient continues to be committed to the commercialization of the product.

As seen by the recent developments, the company is focused on its comprehensive long-term strategy to not only broaden the clinical utility of KRYSTEXXA, but also further explore opportunities that complement Savient’s strategic strength and vision.

Let me share with you what we have learned over the past few years from both our clinical and commercial experience. KRYSTEXXA has proven to be a very efficacious and transformational drug that has improved the quality of life for patients suffering from the debilitating disease of refractory chronic gout or RCG. The benefits of KRYSTEXXA are unmatched when it comes to the treatment of RCG, especially with the rapid depletion of urate stores and tophi resolution in patients who respond to treatment.

Further, we believe there is no currently approved product or therapy in development, which provides these benefits as quickly and effectively as KRYSTEXXA. Due to this rapid response rate, patients are generally on treatment for less than six months, showing significant improvements in their quality of life, even in this short duration of treatment. As leaders in the treatment of RCG, we recognize that KRYSTEXXA fills a unique niche in the treatment of gout by patients – of gout patients by acutely intervening in patients who have failed all the urate-lowering therapies.

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Savient Pharmaceuticals, Inc.	SVNT	Q4 2012 Earnings Call	Mar. 19, 2013
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Our experience over the past few years has shown that physicians are utilizing KRYSTEXXA as an acute intervention, which is a new concept in the treatment of a chronic condition such as gout. Part of our long-term corporate strategy is to ensure that the true value of this highly-effective and transformational orphan drug is clearly understood and appreciated. The recent price increases of KRYSTEXXA represent management’s commitment to execute upon our strategy and continue to build value for our stakeholders.

Over the past eight months, we have increased the price of KRYSTEXXA by 67% to the current level of $3,850 per vial. In 2012, we increased the selling price of KRYSTEXXA by approximately 29% to $2,962 per vial. As many of you know, it can take some time before the benefits of a price increase can be seen in the average selling price. However, the impact of our pricing actions taken during 2012 are beginning to be reflected in our current sales of operation.

In October 2012, the American College of Rheumatology published guidelines for the management of gout, outlined nine specific gout scenarios using frequency of symptoms and other health related characteristics. With these new scenarios, we continue to evaluate the RCG patient population and total available market opportunity for KRYSTEXXA with a specific focus on RCG patients under a rheumatologist care, where the majority of our commercial efforts are focused.

The total number of patients who will actually receive KRYSTEXXA will depend on our patient and physician education programs, our marketing and sales efforts, the price we charge for KRYSTEXXA, the reimbursement environment, market acceptance by physicians, infusion site personnel, healthcare payers, and others in the medical community and referrals by various physician specialties to administering clinicians. We are very pleased that our subsidiary, Savient Pharma Ireland Limited, was granted a marketing authorization from the European Commission for KRYSTEXXA to be marketed in the European Union or the EU.

We have been and are continuing to explore partnership opportunities for the commercialization of KRYSTEXXA in the EU and other foreign markets. However, until KRYSTEXXA becomes commercially available in Europe, we will continue to provide the product to patients through the established Named Patient Program or NPP, and we will continue our focus on prelaunch preparations utilizing our European regional medical scientists working with key opinion leaders as we continue our discussions on reimbursement with NICE.

On February 19, 2013, we announced that we entered into an agreement with the Swedish Orphan Biovitrum or Sobi, an international specialty healthcare company dedicated to rare diseases for the co-promotion of Kineret, a treatment for rheumatoid arthritis in the United States. Under the terms of the agreement, Sobi has granted to us the exclusive right to co-promote the sale of Kineret with Sobi in the United States. We will market and promote Kineret beginning April 1 of this year.

Savient’s profit from this collaboration will be based upon 50% of incremental gross profit from Kineret above and agreed upon base year. The Kineret co-promote complements the strategic direction and focus of Savient as we continue to build upon our existing relationships with rheumatologists and patients while marketing our own product, KRYSTEXXA.

We look forward to working with Sobi to make Kineret more widely available to patients with rheumatoid arthritis, while also leveraging Savient’s access to physicians, who may not have yet considered KRYSTEXXA as a treatment option for patients suffering from RCG.

We continue to successfully execute our clinical development plan, as demonstrated by the recent completion of our study investigating KRYSTEXXA therapy in dialysis patients. Patients on dialysis in need of treatment for RCG have very limited options, and we believe that KRYSTEXXA may potentially fill this treatment void.

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Savient Pharmaceuticals, Inc.	SVNT	Q4 2012 Earnings Call	Mar. 19, 2013
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Data analysis from this study is currently underway, and we anticipate final data to be presented in the fall. Also, as a result of further evaluation, our clinical team has recommended that a greater focus be placed on studying the dosing regimen of KRYSTEXXA in order to address immunogenicity. You’ll hear more about this from Ken Bahrt later in the call.

We are also extremely fortunate to have gained two exceptional new directors since our last call. Robert Savage was elected to the Board of Directors in December of 2012. Mr. Savage is a proven leader with an exceptional track record of success, and we are fortunate to have a pharmaceutical executive with such a wealth of experience join our team.

In January of this year, we announced the election of Genzyme CEO, Dr. David Meeker to our Board of Directors. Dr. Meeker’s extensive knowledge of the life sciences industry and orphan drug market, expertise in developing therapeutic products and experience leading a renowned team at Genzyme will be great assets to Savient. We look forward to both Mr. Savage’s and Mr. Meeker’s contribution to our board and the company.

With that, I will turn the call over to John Hamill, our Chief Financial Officer, who will go over our financial results.

John P. Hamill, Chief Financial Officer & Senior Vice President

Thank you, Lou, and good morning, everyone. I’d like to spend a few minutes reviewing our 2012 fourth quarter and year-to-date results. Net revenues of $4.9 million for the three-month period ended December 31, 2012 were unchanged as compared to the three-month period ended September 30, 2012. Net revenues of KRYSTEXXA rose by approximately $200,000 or 3% to $4.7 million for the three-month period ended December 31, 2012 from $4.5 million for the three-month period ended September 30, 2012.

The increase in net revenues for KRYSTEXXA during the quarter primarily reflects the impact of recent price increases for the product. Net revenues of KRYSTEXXA increased $10 million or 162% to $16.2 million for the year ended December 31, 2012 from $6.2 million in 2011 as a result of increasing awareness and acceptance of KRYSTEXXA among our target customer base and to a lesser extent the impact of our price increases.

During 2012, we have increased the selling price of KRYSTEXXA by approximately 29% from the original list price of $2,300 per vial to $2,962 per vial. We further increased the selling price in 2013 by an additional 30% raising the price to $3,850 per vial effective January 16, 2013.

Cost of goods sold increased $5.5 million or 130% to $9.7 million for the three-month period ended December 31, 2012 from $4.2 million for the three-month period ended September 30, 2012. For the three-month period ended December 31, 2012 and September 30, 2012, we recorded charges of $7.9 million and $2.8 million respectively, against operations resulting in increase of cost of goods sold of $5.1 million for the quarter.

This charge relates to raw material inventory and commitment and finished goods inventory that we do not believe we will be able to sell prior to expiration. Cost of goods sold increased $13.1 million or 140% to $22.4 million for the year ended December 31, 2012 from $9.3 million in 2011. For the years ended December 31, 2012 and 2011, we recorded charges of $15.7 million and $4.7 million respectively against operations resulting in an increase to cost of goods sold of $11 million for the year. These charges were also due to inventory that we do not believe we will be able to sell prior to expiration.

Research and development expenses decreased $1.3 million or 19% to $5.5 million for the three-month period ended December 31, 2012 from $6.8 million to the three-month period ended

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Savient Pharmaceuticals, Inc.	SVNT	Q4 2012 Earnings Call	Mar. 19, 2013
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September 30, 2012. The decrease is primarily the result of reduced compensation cost as a result of our reorganization plan implemented in July 2012 coupled with lower expenses relating to post marketing commitments for KRYSTEXXA.

Selling, general and administrative expenses decreased $3.9 million or 19% to $16.5 million for the three-month period ended December 31, 2012 from $20.4 million for the three-month period ended September 30, 2012. The decrease in expense is mainly due to reduction in selling and promotional activities for KRYSTEXXA, and cost containment activities resulting from our reorganization plan.

Interest expense on our debt was essentially flat at $6.9 million for the three months ended December 31, 2012 as compared to the three months ended September 30, 2012. Interest expense for the year ended December 31, 2012 increased $7.5 million or 46% to $23.9 million from $16.4 million in 2011. This higher interest expense resulted from our debt exchange finance transaction in May 2012.

We ended the year with $96.3 million in cash and short-term investments as compared with $116.2 million in the prior quarter, a decrease of $19.9 million and believe that our current cash and short-term investments will be sufficient to fund anticipated levels of operations into the second quarter of 2014.

We continue to focus on cost containment within our company, and we expect to generate approximately $50 million to $55 million in annual operating expense savings during 2013 as compared to pre-reorganization plan levels, partially offset by $10 million to $15 million of higher EU-related pre-launch marketing activities and U.S. clinical trial expenses. We also prioritized our spending on future label expansion clinical activities.

And now, I would like to turn the call over to Ken Bahrt, our Chief Medical Officer.

Kenneth M. Bahrt, Chief Medical Officer & Senior Vice President

Thank you, John, and good morning. I like to bring you up-to-date on the clinical and medical events since the last call. On the clinical side, as we mentioned, the trial of KRYSTEXXA in dialysis patients has completed. We will be developing a manuscript for publication as soon as the data has been finalized and we’ll be presenting the final data in an appropriate scientific meeting later in the year. We are completing the planning process for the immunogenicity trial, due to begin in the third quarter. This trial will test the new dosing schedule designed to induce a high zone tolerance. We believe that it will further reduce the incidence of infusion reactions and increase the number of patients who maintain their response to KRYSTEXXA over the longer term.

As you know, in a Phase III development program, 42% of the patients maintain their response to KRYSTEXXA over the six months of the trial. Many of the patients who discontinued from these trials lost their therapeutic response due to the development of high titer antibodies. If the immunogenicity trial is successful, we believe fewer patients will develop high titer antibodies and thereby better able to maintain their therapeutic response over a longer period of time. Because this trial may result in a different dosing schedule for KRYSTEXXA and higher response rates, we decided to push back the start of the induction maintenance trials until the data from the immunogenicity trial is available. This will allow us to conduct the induction maintenance trial with fewer patients and at less cost while further lessening the risk of infusion reactions for patients.

The U.S. observational trial continues to enroll patients and we continue to believe that we will meet study timelines. This has been an active quarter for the medical team as well. The manuscript of a long-term extension study was published in the November edition of Annals of Rheumatic Diseases. We believe this publication is very important since it takes the six months of clinical

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Savient Pharmaceuticals, Inc.	SVNT	Q4 2012 Earnings Call	Mar. 19, 2013
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experience from the pivotal trials out for an additional 30 months, bringing the total exposure of KRYSTEXXA out to three years. In this trial, efficacy was maintained over the three years and no new safety issues were observed.

At the American College of Rheumatology Meeting in Washington DC, we presented eight abstracts of KRYSTEXXA clinical data including an update on the post-marketing safety profile. As you recall, in the pivotal trials, the rate of infusion reactions was 26%. It is important to note that in the pivotal trials, both investigators and patients [indiscernible] (21:47) plasma uric acid levels. So patients who lost therapeutic response continued in the trial and were at higher risk for infusion reactions. This led to the inclusion of a recommendation in the label to consider stopping KRYSTEXXA as the serum uric acid rises above 6 mg/dL, especially if this occurs on two consecutive occasions.

By following this recommendation in the post marketing period, the safety reporting reveals an approximate two-thirds reduction in the incidence of infusion reactions. While collection of safety events in a post marketing setting is not as rigorous as in a clinical trial, this reduction is significant and encouraging. Finally, we have submitted several aspects to the upcoming [ph] UR meeting (22:35) in Madrid this year, including an update to the safety and efficacy data presented at the ACR meeting.

So in conclusion, we have executed on a number of our planned clinical development strategies this past year, including completion of dialysis trial, publication of the open label extension study, and progression of the immunogenicity trial. The medical and clinical teams look forward to another full and exciting quarter and year for KRYSTEXXA.

Thank you, and with that, I will turn the call back to Lou for closing remarks.

Louis Ferrari, President, Chief Executive Officer & Director

Thanks, Ken. We have made significant headway on executing our plan, and our successes in the fourth quarter are the result of the hard work and dedication of all Savient employees. We will continue to be focused on our key priorities, which are: the continued commercialization of KRYSTEXXA in the United States, establishing a successful partnership to support the commercialization of KRYSTEXXA outside of the U.S., realizing the continued expansion of the clinical utility of KRYSTEXXA and most critically driving the revenues of KRYSTEXXA. We are very excited about our future and know that our priorities are squarely aligned with the pathway towards success and enhanced shareholder value. We look forward to discussing our progress and future milestones with you.

Thank you all for taking the time to join us today. And at this time, I would like to open the call up for questions. Operator?

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Savient Pharmaceuticals, Inc.	SVNT	Q4 2012 Earnings Call	Mar. 19, 2013
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from Eric Schmidt of Cowen & Co. Please go ahead.

<Q – Eric Schmidt – Cowen & Co. LLC>: Thanks for taking my question. In terms of the Q4 over Q3 sales growth for KRYSTEXXA of about 3%, it sounds like you said most of that, a majority of that was pricing related. So we should assume volumes were essentially flattish?

<A – Philip Yachmetz – Savient Pharmaceuticals, Inc.>: Eric, before we answer the question, I just want to make sure, are we [ph] coming through all right (24:53) on this line?

<Q – Eric Schmidt – Cowen & Co. LLC>: Yes. We can hear you, fine. So.

<A – Philip Yachmetz – Savient Pharmaceuticals, Inc.>: Okay, great. I’ll turn it back over to Lou and John.

<A – John Hamill – Savient Pharmaceuticals, Inc.>: So, yeah, Eric, the sales were up slightly from the third quarter to the fourth quarter. And we began to see some effect of the price increases we took in 2012. Basically, what it was is the ASP has started to show some benefit and started to catch up, going forward now. So, that’s the two issues.

<Q – Eric Schmidt – Cowen & Co. LLC>: Okay. And maybe Lou, you could help us understand where we are in the 29% of price increases that you put forward last year. Obviously, the 30% is all ahead of us, but how much of say the 29% that you took in 2012 has been realized already?

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: I would say, it’s just – it hasn’t been very dramatic at this point, it’s contributed to the ASP. I believe it was a few hundred dollars that the ASP went up from where it was previously. So, we – as I said, we’ve begun to see the benefits of it. It hasn’t been totally seen, obviously, we finished the year, I believe at $2,962, and the benefit from it will come – probably, we’ll see a lot more of it in the first and second quarter, probably more towards the second quarter of this year.

<Q – Eric Schmidt – Cowen & Co. LLC>: Okay. I guess that’s a good transition to my next question. We’re certainly most of the way through Q1 now. Should we just expect to see steady quarter-on-quarter gains that you had been making in 2012 continue into first quarter?

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: If you’re talking about the ASP gains, we’ve…

<Q – Eric Schmidt – Cowen & Co. LLC>: No more sales, Lou.

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: Okay. So, what I would say to you is that there’s a couple of things that we always notice in the first quarter, that in the month of January, most of the rheumatologists are doing their insurance verifications and getting them up and running. So we always find that the first quarter for us is always a quarter where we’re finding that the offices – as a matter of fact, even in some offices, they don’t do infusions in rheumatology in January because they’re busy getting people re-verified on their insurance and making sure that they’re eligible for coverage. So we always find that the first quarter for us is usually a bit, if you will, pretty close to where we see things ending in the fourth quarter of 2012. [ph] We’re going to see (27:34) big changes going forward on that.

<Q – Eric Schmidt – Cowen & Co. LLC>: Okay. And last question, maybe for Ken, is the new high-dose tolerance study, is that what you have been calling the induction plus maintenance trial previously?

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Savient Pharmaceuticals, Inc.	SVNT	Q4 2012 Earnings Call	Mar. 19, 2013
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<A – Ken Bahrt – Savient Pharmaceuticals, Inc.>: No. The induction maintenance trials are where we give a period of time of KRYSTEXXA upfront six to nine months, and then take them off of KRYSTEXXA and maintain them on an oral agent. The immunogenicity trial is looking at a different way of giving KRYSTEXXA so that it doesn’t produce very high-titer antibodies against a molecule, which are responsible for at least some of the lower response rates that we saw on the pivotal trials, and some of the infusion reactions that are there.

So, it’s a different way of giving the molecule that will enhance the safety of the molecule, and hopefully enhance the efficacy as well. That’s why we felt it was important that we get this data in and make those changes in the induction maintenance trials.

<Q – Eric Schmidt – Cowen & Co. LLC>: Okay. So, you’re still planning to kick off the induction maintenance in 2014 timeframe?

<A – Ken Bahrt – Savient Pharmaceuticals, Inc.>: It will depend upon how the immunogenicity trial enrolls. If it enrolls quickly, hopefully in that time period that you listed, it’s a little bit delayed. It may stretch into early 2015.

<Q – Eric Schmidt – Cowen & Co. LLC>: Great, thanks for taking my questions.

Operator: Our next question comes from Katherine Xu of William Blair. Please go ahead.

<Q – Katherine Xu – William Blair & Co. LLC>: Yeah. Good morning. I’m just wondering if you take out the price component of the sales, can you just comment on every quarter the number of patients treated or getting on to KRYSTEXXA, how that trend has been looking?

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: Yeah, Katherine, it’s Lou. We’ve never really given the guidance on how many patients that we’ve treated. I mean, I think you heard me say also that we also find that the number of patients that get treated are treated for somewhat less than six months depending on what the physician feels the clinical results are. I think from that piece, you could probably go back and look and see if you extrapolate out what your average number of vials for patients would be and get yourself a general idea. We’ve never really given guidance on that.

I think what’s important here is to remember from our point of view is that this is an orphan drug in an orphan space and as far as we are concerned, the – there are a lot of factors that go into what these volumes of sales are and the number of vials per patients are, if you will, based upon, how efficacious the drug is proving to be. And the drug is proving to be very efficacious, so as we’ve seen that, one of the reasons we’ve never really gone out and given how many patients got treated was we’re pretty much now coming to understand how physicians really over the past year have been using this product and it has been in a more acute fashion and I think was first thought of, where the average patient is coming and getting treated, getting the results that the physician may be happy with and then getting off the drug and perhaps they may be put on an oral drug or they may not be being put on an oral drug, that’s something that we’re trying to also see as time goes on. So, we’ve never really given the guidance on how many patients were treated.

<Q – Katherine Xu – William Blair & Co. LLC>: How about patient starts? Do you see at least the trend is increasing or flat and do you have any sense on that?

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: I think as far as patient starts go, it’s interesting what we see with the product and that is that since this is being used as a more acute intervention if you will, we’re finding that we do get a number of new patient starts, but we also find that that’s sometimes offset by the number of patients that coming off the drug because they’re not staying on the drug mostly beyond six months, very unusual.

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Savient Pharmaceuticals, Inc.	SVNT	Q4 2012 Earnings Call	Mar. 19, 2013
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<Q – Katherine Xu – William Blair & Co. LLC>: All right. So how about European partnership discussions? Any updates there?

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: Yeah. We have had a number of offers come in. I think there’s a couple of things to remember here that some of it that’s within our control, some of it that’s not in our control. I think a number of people that have put forth if you will proposals to us, some of them may be waiting to see what NICE is going to do in terms of reimbursement.

We don’t have a final, if you will, number from NICE, so what that number may look like. So, I think there may be some people who are waiting to see. Obviously, that affects what the deal could look like or the net profit, if you will, from both companies sharing in this. So, I think that’s probably pushed us back a little bit. And what I can tell you is that we not only had interest in Europe, but we’ve also had a lot of interest recently in rest of world along with that. So, we’ll let you know as that goes on. Most importantly though, it’s got to be a good deal for both Savient and the partner going forward.

<Q – Katherine Xu – William Blair & Co. LLC>: Can you remind us when you will hear from NICE?

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: I believe that we will be hearing from NICE, it’s in the short-term. It’s not that far off in the future. I thought that sometime around the end of April is when we expect to hear from NICE. So, hopefully, we’ll have a better idea as this progresses what that date might be, but I think it will be sometime around the end of April.

<Q – Katherine Xu – William Blair & Co. LLC>: And then, with regards to cash position, John, any thoughts on the current cash position and how long [indiscernible] (33:54) operations, and any thoughts on potential ways to raise financing?

<A – John Hamill – Savient Pharmaceuticals, Inc.>: So, again, we have sufficient cash that gets us into the second quarter of 2014. And as I previously said, we continue to look at continuing cost reduction measures, as well as what Lou has talked about in terms of the price elasticity with KRYSTEXXA, both of them have a good impact. And then we also are an active – let me just say, we’re always in discussions with investment bankers on ideas. And so we’re in those discussions. I don’t believe there’s anything specific that we’re working on now, but we’re always in discussions and looking into ideas on ways to address the debt on the books as well as bring in new money.

<Q – Katherine Xu – William Blair & Co. LLC>: Thank you.

Operator: Our next question comes from Cory Kasimov of JPMorgan. Please go ahead

<Q – Matt Lowe – JPMorgan Securities LLC>: Hi, there. It’s actually Matt Lowe in for Cory today. Just in terms of the Kineret co-promotion, should we expect other deals like this in the near future and maybe you could help us think about how that may contribute to the top line in 2013? Thank you.

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: That’s a great question. I would say to you that it would have to be something that continues to fit in our current audience. Keep in mind that our current audience we also call on nephrology. We do quite a bit of work also in podiatry, who see these patients with our new, perhaps as we see what the dialysis data will bring that could open up even more activity, if you will, in nephrology.

So we remain open to that. I think right now in the rheumatology space, we’re very committed to Sobi. I think they’re a great partner for us. It was a very, very good fit for us in that it was exactly in the same space we were currently in. We felt it was a great fit. Great synergy and I would also say that they are a great partner for us. We hope that this is a very good, strong collaboration going

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Savient Pharmaceuticals, Inc.	SVNT	Q4 2012 Earnings Call	Mar. 19, 2013
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forward and that they could utilize our expertise in rheumatology and other areas to help further the diversity or the label, if you will, on Sobi and what they are thinking about doing in terms of in rheumatology and where we can help them. But if someone would have come and bring up something in let’s say nephrology or podiatry or one of the other areas that we’re at including even institutions that we do call on. We certainly would be open to that discussion.

<Q – Matt Lowe – JPMorgan Securities LLC>: Okay. And then I guess how should we think about how that co-promotion could affect the top-line in 2013?

<A – John Hamill – Savient Pharmaceuticals, Inc.>: Matt, this is John. As it relates to 2013, the co-promotion doesn’t start until April. And so it doesn’t have a material impact in 2013. It would have a more significant impact starting in 2014 and beyond.

<Q – Matt Lowe – JPMorgan Securities LLC>: Okay. And then I guess just the last question is how much did Sandy affect sales in 4Q?

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: We – October and even into November, we had by the estimates that we’ve gotten approximately 3 million people were without power for extended periods of time. We believe it did affect our sales to the tune of about 10% to 15%. I think if you look at some of the other companies that also monitored it, I think you’d find that they used that same number of approximately 10% to 15%.

We had a number of physician offices that didn’t have power for weeks, including a number of our offices on Long Island and such even as far up as Connecticut. So we do believe it did influence the fourth quarter sales, especially October and into a part of November. And then you throw into the holidays also, Thanksgiving and then Christmas and such. So, we do believe the storm was an unforeseen event that no one could predict, but that it did have an effect on our volume and on our sales for the fourth quarter.

<Q – Matt Lowe – JPMorgan Securities LLC>: Okay. That’s great. Thank you.

Operator: Our next question comes from Steve Byrne of Bank of America. Please go ahead.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Hi, Ken. In the dialysis study, did you see any improvement in kidney function in these patients?

<A – Ken Bahrt – Savient Pharmaceuticals, Inc.>: That’s something that we did look at. However, we don’t have the data just yet. So that’s something that we’ll be anticipating within the next few weeks to months.

<Q – Steve Byrne – Bank of America Merrill Lynch>: And based on your understanding of the biology, do you think that that’s a reasonable outcome?

<A – Ken Bahrt – Savient Pharmaceuticals, Inc.>: That is a possibility based upon the biology, but as you know, sometimes the results are different than what the biology would predict. So, we’re going to wait until we see what the data is.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Okay. And then, Lou, you’re talking about these docs are tending to use KRYSTEXXA more acutely. Can you comment on why you think that is and are some of them terminating therapy because they’re actually seeing tophi reduce or are there other reasons that are ahead of that?

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: No. I think that, that you’re – the last part of your question I think, what we’re seeing is that physicians are putting their patients on the product and what we’re hearing and I don’t like to get into anecdotal parts here, but what we’re seeing is

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that physicians see the resolution or at least to what they’re comfortable with. They also see the patients’ mobility and their quality of life improve. We have some very dramatic stories that physicians have relayed to us, including pictures and video and such.

But I think a lot it is centered around the fact that the drug is very efficacious. I think we forget that everyone who’s given KRYSTEXXA even someone who winds up coming off KRYSTEXXA after even a few doses has seen their serum uric acid drop to near zero within 24 hours of that first dose. And that the efficacy of the product, I don’t think, it wouldn’t matter which key opinion leader or anyone that you’ve spoken to. I think they would all go along with the fact that the product is extremely or very efficacious. And the two things that it does very well is, it does drop those urate loads rather rapidly and it is unsurpassed when it comes to resolving tophi or getting patients back to a more normal life.

So, I think a lot of it has to do with the physician’s clinical observation of the patient, and the patient’s reported benefits out of it, so I think that’s probably the main issue that gets them on and off the drug rather quickly.

<Q – Steve Byrne – Bank of America Merrill Lynch>: And can you comment on the percentage of sales that are flowing through Medicare and your efforts to keep your physicians whole during that lag period before the price adjustment would enable them to be reimbursed at the higher level?

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: Right. I think you’re looking at approximately 30% to 35% of the total population that flows through Medicare, something in that – that’s certainly the ballpark of where we’re at. 35%, I think would be a good number to utilize. And what we do right now is, yes, we do keep the physician whole. Basically the contract is centered around the ASP, so as the ASP goes up, we would adjust and we continue to adjust the price that physicians pay.

The most important thing is that we wouldn’t want any of our physicians or practitioners to be underwater in terms of administering KRYSTEXXA. And I think that’s one of the challenges in raising the price, and I think that we do see benefit from it. We’ll continue to see benefit from it. It’s part of our strategy both in the short-term and in the long-term.

<Q – Steve Byrne – Bank of America Merrill Lynch>: And just to that end, can you comment on the growth in that discount in the fourth quarter and where you think it could go in the near-term as that most recent price increase flows through?

<A – Lou Ferrari – Savient Pharmaceuticals, Inc.>: Yeah. Well. I mean, obviously, as we continue to increase the price, waiting for the ASP to catch up, the discount becomes – it just continues to grow if you will, but if you want to add anything to that, John?

<A – John Hamill – Savient Pharmaceuticals, Inc.>: No, I think Lou is right. I think certainly the trend has been I guess looking at in the fourth quarter a slight uptick over earlier quarters, and that’s primarily because of the price increase.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Okay. Thank you.

Operator: I’m showing no further questions at this time. I’d like to turn the conference back over to Lou for any closing remarks.

Louis Ferrari, President, Chief Executive Officer & Director

Okay. So, thanks, everyone, for joining us this morning. I hope everybody has a great day and that you’re a little more fortunate with the weather conditions than we were here in Bridgewater, but thank you all for joining us on the call. And of course, I remain open for any questions after the call, if anybody wishes to contact us. Thanks again.

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Operator: Ladies and gentlemen, this does conclude today’s conference. You may all disconnect and have a wonderful day.

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